October 27, 2016

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

Ladies and Gentlemen:

Reference is made to (i) the registration statement on Form S-3 (File No. 333-213087) filed by Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 11, 2016 and declared effective by the Commission on August 23, 2016 (the “Registration Statement”) and (ii) the base prospectus in the form in which it appears in the Registration Statement at the time the Registration Statement became effective (the “Base Prospectus”).

We have acted as counsel to the Company in connection with (i) that certain Underwriting Agreement, dated October 26, 2016 (the “Underwriting Agreement”), by and between the Company and Aegis Capital Corp., as representative of the several underwriters named in Schedule 1 attached thereto (the “Underwriter”), and (ii) the offer and sale by the Company, and the purchase by the Underwriter, severally, of an aggregate of 2,340,426 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including 212,766 Shares that may be sold to the Underwriter pursuant to an option to purchase additional shares of Common Stock if exercised by the Underwriter (the “Offering”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

NEW YORK ♦ LONDON ♦ HONG KONG ♦ CHICAGO ♦ WASHINGTON, D.C. ♦ BEIJING ♦ PARIS ♦ LOS ANGELES ♦ SAN FRANCISCO ♦ PHILADELPHIA ♦ SHANGHAI ♦ PITTSBURGH ♦ HOUSTON SINGAPORE ♦ MUNICH ♦ ABU DHABI ♦ PRINCETON ♦ NORTHERN VIRGINIA ♦ WILMINGTON ♦ SILICON VALLEY ♦ DUBAI ♦ CENTURY CITY ♦ RICHMOND ♦ GREECE ♦ KAZAKHSTAN

Ritter Pharmaceuticals, Inc.
October 27, 2016

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies.

This opinion is based solely on the Delaware General Corporation Law (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Base Prospectus and any prospectus supplements to the Base Prospectus filed with the Commission related to the Offering. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP